ECOSCIENCE CORPORATION

                                   EXHIBIT 21

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
                         SUBSIDIARIES OF THE REGISTRANT


                                                                                 State / Provident of
Legal Name of Subsidiary                       Subsidiary of                        Incorporation
--------------------------------            ----------------------              ---------------------

Agro Dynamics, Inc.                         EcoScience Corporation                Delaware

Agro Dynamics Canada Inc.                   Agro Dynamics, Inc.                   Ontario, Canada

EcoScience Produce Systems Corp.            EcoScience Corporation                Delaware

Agro Acquisition Corporation                EcoScience Corporation                Delaware


Agro Power Development, Inc., a Delaware Corporation ("APD"), and a subsidiary of EcoScience Corporation. APD develops, constructs and operates highly intensive agricultural greenhouse projects, and markets and sells the vegetable production of these facilities, as well as fresh vegetables produced by other greenhouse growers, primarily to retail supermarkets and dedicated wholesale distribution companies. APD has 14 subsidiaries operating in the United States and one subsidiary operating in Morocco, all of which are operating in the same line of business.


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